   As filed with the Securities and Exchange Commission on July 6, 2000

                                                     Post-Effective Amendment
                                                          No. 3 to
                                                    Registration Statement No.
                                                             33-90954
                                                  Registration Statement No.
                                                           333-39004

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 2
                                       To
                                    FORM S-3

                             REGISTRATION STATEMENT
                          AND POST-EFFECTIVE AMENDMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

        CENTENNIAL COMMUNICATIONS CORP.                 Delaware          06-1242753
     CENTENNIAL CELLULAR OPERATING CO. LLC              Delaware          13-4035089
       CENTENNIAL CARIBBEAN HOLDING CORP.               Delaware          06-1423206
     CENTENNIAL PUERTO RICO HOLDING CORP. I             Delaware          22-3709790
    CENTENNIAL PUERTO RICO HOLDING CORP. II             Delaware          22-3709792
    CENTENNIAL PUERTO RICO OPERATIONS CORP.             Delaware          06-1464113
           (Exact Name of Registrant                (State or other    (I.R.S. Employee
          as Specified in its Charter)              jurisdiction of  Identification Number)
                                                     incorporation)

                               ----------------
                              1305 Campus Parkway
                           Neptune, New Jersey 07753
                                 (732) 919-1000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                               ----------------
                               Tony L. Wolk, Esq.
                        Vice President, General Counsel
                        Centennial Communications Corp.
                              1305 Campus Parkway
                           Neptune, New Jersey 07753
                                 (732) 919-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ----------------
                                    Copy to:
                           Edward P. Tolley III, Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                         New York, New York 10017-3954
                                 (212) 455-2000

                               ----------------
   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and other factors.

                               ----------------
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                                   (Continued on following page)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Continued from previous page)
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 Proposed
                                                 Maximum     Proposed Maximum
 Title of Each Class of                         Aggregate       Aggregate      Amount of
    Securities to be         Amount to be       Price Per        Offering     Registration
       Registered          Registered(1)(2)   Security(2)(3)  Price(1)(2)(3)  Fee(2)(3)(4)
------------------------------------------------------------------------------------------
Debt Securities(4)......
Guarantees by Centennial
 Communications Corp.,
 Centennial Cellular
 Operating Co. LLC,
 Centennial Caribbean
 Holding Corp.,
 Centennial Puerto Rico
 Holding Corp. I,
 Centennial Puerto Rico
 Holding Corp. II and
 Centennial Puerto Rico
 Operations Corp.(4)....
Preferred Stock, par
 value $.01 per
 share(5)...............
Common Stock, par value
 $.01 per share(6)......
Warrants(7).............
Warrant Units(8)........
Total...................  $350,000,000           100%        $350,000,000       $92,400*
Common Stock, par value
 $.01 per share(9)......    20,000,000 shares   $18.00(10)   $360,000,000(10)   $95,040*
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 * Paid on June 9, 2000.
(1) The initial public offering price of any debt securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For debt securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of $350,000,000.
(2) Pursuant to General Instruction II.D to Form S-3, the Amount to be Registered, Proposed Maximum Aggregate Price Offering Price Per Security and Proposed Maximum Aggregate Offering Price has been omitted for each class of securities which are registered hereby other than the specified shares of common stock to be sold by selling stockholders. See note (9).
(3) The registration fee for the unallocated securities registered hereby has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.
(4) Debt securities may be issued separately or upon exercise of warrants to purchase debt securities which are registered hereby. Debt securities may be issued by Centennial Communications Corp. or by Centennial Puerto Rico Operations Corp., an indirect wholly-owned subsidiary of Centennial Communications Corp. Any debt securities issued by Centennial Puerto Rico Operations Corp. will be guaranteed by all of its direct and indirect parent entities, including Centennial Communications Corp. Any debt securities issued by Centennial Communications Corp. may be guaranteed by Centennial Puerto Rico Operations Corp. and the direct and indirect parent entities of Centennial Puerto Rico Operations Corp. other than Centennial Communications Corp.
(5) An indeterminate number of shares of preferred stock of Centennial Communications Corp. are covered by this Registration Statement. Shares of preferred stock may be issued (a) separately, (b) upon the conversion of debt securities which are registered hereby or (c) upon exercise of warrants to purchase shares of preferred stock which are registered hereby.

                                          (Footnotes continue on following page)

(Footnotes continued from prior page)

 (6) An indeterminate number of shares of common stock of Centennial Communications Corp. are covered by this Registration Statement. Common stock may be issued (a) separately, (b) upon the conversion of either the debt securities or the shares of preferred stock, each of which are registered hereby or (c) upon exercise of warrants to purchase shares of common stock. Shares of common stock issued upon conversion of the debt securities and the preferred stock will be issued without the payment of additional consideration.
 (7) An indeterminate number of warrants of Centennial Communications Corp., each representing the right to purchase an indeterminate number of shares of preferred stock or shares of common stock, each of which are registered hereby, are covered by this Registration Statement.
 (8) An indeterminate number of warrant units of Centennial Communications Corp. are covered by this registration statement. Each warrant unit consists of a warrant under which the holder, upon exercise, will purchase an indeterminate number of shares of common stock or preferred stock.
 (9) Represents shares of common stock to be sold by certain selling stockholders identified herein.
(10) Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457(c) under the Securities Act on the basis of the last reported price of Centennial's common stock on June 2, 2000, as reported by Nasdaq.

   Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus herein also relates to the remaining $400,000,000 of debt securities registered on Form S-3 (Registration No. 33-90954) of Centennial Communications Corp. (formerly Centennial Cellular Corp.). A filing fee of $172,415 was paid on April 6, 1995 in connection with $500,000,000 aggregate principal amount of securities, $400,000,000 of which remain eligible to be sold under such prior registration statement. This Registration Statement constitutes Post-Effective Amendment No. 3 to Registration Statement No. 33-90954 and upon the effectiveness of such Post-Effective Amendment, this Registration Statement and Registration Statement No. 33-90954 will relate to an aggregate of $750,000,000 of (a) common stock, preferred stock, debt securities and warrants of Centennial Communications Corp. and/or (b) debt securities of Centennial Puerto Rico Operations Corp. guaranteed by Centennial Communications Corp. and the other direct and indirect parent companies of Centennial Puerto Rico Operations Corp. This Registration Statement will also relate to 20,000,000 shares of common stock of Centennial Communications Corp. to be sold by selling stockholders identified herein.

                               ----------------

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                               ----------------

PROSPECTUS

                               [LOGO CENTENNIAL]

                                  $750,000,000

                        Centennial Communications Corp.

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

                    CENTENNIAL PUERTO RICO OPERATIONS CORP.
                           Guaranteed Debt Securities

                        CENTENNIAL COMMUNICATIONS CORP.
                       20,000,000 Shares of Common Stock

                                ---------------

   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                                ---------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                  This prospectus is dated July 7, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
FORWARD LOOKING STATEMENTS.................................................   i
WHERE YOU CAN FIND MORE INFORMATION ABOUT CENTENNIAL.......................  ii
SUMMARY....................................................................   1
CENTENNIAL COMMUNICATIONS CORP.............................................   3
RECENT DEVELOPMENTS........................................................   3
CENTENNIAL PUERTO RICO AND THE GUARANTORS..................................   4
RATIO OF EARNINGS TO FIXED CHARGES.........................................   5
USE OF PROCEEDS............................................................   5
PRICE RANGE OF COMMON STOCK................................................   6
DIVIDEND POLICY............................................................   6
DESCRIPTION OF DEBT SECURITIES.............................................   7
DESCRIPTION OF PREFERRED STOCK.............................................  17
DESCRIPTION OF COMMON STOCK................................................  20
DESCRIPTION OF WARRANTS....................................................  24
SELLING STOCKHOLDERS.......................................................  25
PLAN OF DISTRIBUTION.......................................................  28
EXPERTS....................................................................  30
LEGAL MATTERS..............................................................  30

                           FORWARD LOOKING STATEMENTS

   This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955. Where any such forward-looking statement includes a statement of the assumptions or base underlying such forward-looking statement, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending upon the circumstances. Where, in any forward-looking statement, we or our management express an expectation or belief as to future results, we cannot assure you that the statement of expectation or belief will result or be achieved or accomplished. The words "believe", "expect", "estimate", "anticipate", "project" and similar expressions may identify forward-looking statements.

   Taking into account the foregoing, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us or on our behalf: our historical net losses and stockholders' equity (deficit); our historical losses and substantial debt obligations; the capital intensity of the wireless telephone business and our debt structure; the competitive nature of the wireless telephone and other communications services industries; price declines in roaming rates; regulation; changes and developments in technology; subscriber cancellations; restrictive covenants and consequences of default contained in our financing arrangements; control by certain of our stockholders and anti-takeover provisions; our opportunities for growth through acquisitions and investments and our ability to manage this growth; local operating hazards and economic conditions in the areas in which we operate; our ability to manage and monitor billing; refinancing and interest rate exposure risks; capital calls associated with our investment interests; and possible health effects of radio frequency transmission. We assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT CENTENNIAL

   Centennial Communications Corp. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  . Annual Report on Form 10-K for the year ended May 31, 1999;

  . Current Reports on Form 8-K filed July 14, 1999, November 1, 1999,
    February 29, 2000, March 21, 2000 and March 22, 2000; and

  . Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 1999, November 30, 1999 and February 29, 2000.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

   This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under "Where You Can Find More Information About Centennial".

The Securities We May Offer

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under the shelf registration process, Centennial Communications Corp. may offer from time to time up to $750,000,000 of any of the following securities, either separately or in units with other securities:

  . debt securities;

  . preferred stock;

  . common stock; and

  . warrants.

   All or a portion of such $750,000,000 amount may be debt securities issued by Centennial Puerto Rico Operations Corp., an indirect wholly-owned subsidiary of Centennial Communications Corp. Any such debt securities will be fully and unconditionally guaranteed by, Centennial Communications Corp., Centennial Cellular Operating Co. LLC, Centennial Caribbean Holding Corp., Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico Holding Corp. II, which collectively comprise all of the direct and indirect parent entities of Centennial Puerto Rico Operations Corp.

   In addition, certain selling stockholders may offer and sell from time to time an aggregate of 20,000,000 shares of common stock of Centennial Communications Corp. See "Selling Stockholders."

   This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and other terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Debt Securities

   We may offer unsecured general obligations of Centennial Communications Corp., which may be either senior, senior subordinated or subordinated, and may be convertible into shares of our common stock. Any of such debt securities may be guaranteed by, but are not required to be guaranteed by, Centennial Puerto Rico Operations Corp. and the direct and indirect parent entities of Centennial Puerto Rico Operations Corp. other than Centennial Communications Corp. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Centennial Communications Corp. together as the "Centennial debt securities". The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities and the senior subordinated debt securities will be entitled to payment only after payment of our senior debt, including amounts or guarantees under our senior credit facilities.

   The Centennial debt securities will be issued under one of three indentures between us and a trustee. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statement of which this prospectus is a part.

   All or a portion of the debt securities may be unsecured general obligations of Centennial Puerto Rico Operations Corp., which we refer to herein as "Centennial Puerto Rico", which may be either senior, senior subordinated or subordinated. Any of such debt securities of Centennial Puerto Rico Operations Corp. will be guaranteed by all of its direct and indirect parent entities, including Centennial Communications Corp. In this prospectus, we refer to the senior debt securities, the senior subordinated debt securities and the subordinated debt securities of Centennial Puerto Rico as the "Centennial Puerto Rico debt securities", and we refer to the Centennial debt securities and the Centennial Puerto Rico debt securities collectively as the "debt securities". The Centennial Puerto Rico senior debt securities will have the same rank as all of the other unsecured and unsubordinated debt of Centennial Puerto Rico. The subordinated debt securities and the senior subordinated debt securities of Centennial Puerto Rico will be entitled to payment only after payment of Centennial Puerto Rico's senior debt, including amounts or guarantees under our senior credit facilities.

   The Centennial Puerto Rico debt securities will be issued under of one three indentures between the issuer, the guarantors and a trustee. We have summarized general features of the Centennial Puerto Rico debt securities from the indentures. We encourage you to read the indentures, the form of each of which is an exhibit to the registration statement of which this prospectus is a part.

Preferred Stock

   We may issue preferred stock, $.01 par value per share, of Centennial Communications Corp., in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of preferred stock being offered.

Common Stock

   We may issue common stock, par value $.01 per share, of Centennial Communications Corp. Holders of common stock are entitled to receive dividends when declared by the board of directors, subject to the rights of holders of preferred stock. Each holder of common stock is entitled to one vote per share. Except as described herein, the holders of common stock have no preemptive rights or cumulative voting rights.

   In addition, certain selling stockholders may offer and sell from time to time an aggregate of 20,000,000 shares of common stock of Centennial Communications Corp. See "Selling Stockholders."

Warrants

   We may issue warrants for the purchase of preferred stock or common stock of Centennial Communications Corp. We may issue warrants independently or together with other securities. We may also issue warrant units. Each warrant unit will consist of a warrant under which the holder, upon exercise, will purchase a specified number of shares of common or preferred stock.

                        CENTENNIAL COMMUNICATIONS CORP.

   We are a leading independent provider of mobile wireless communications domestically and of mobile wireless communications and competitive local exchange services in the Caribbean. Domestically, we own and operate cellular systems in three clusters located in Michigan/Indiana, Texas/Louisiana and Arizona/California, incorporating an aggregate of approximately 6.2 million net pops. These clusters of small city and rural markets are adjacent to major metropolitan markets and benefit from the rapidly growing levels of traffic generated by subscribers roaming into our coverage areas. In addition, we own minority interests, incorporating an aggregate of approximately 1.2 million net pops, in other domestic cellular operations. Our Caribbean operations are centered in Puerto Rico (approximately 3.9 million net pops), where we provide wireless personal communications services, or PCS, and wireless services including switched voice, Internet and private line services over our own fiber optic and microwave network. We recently acquired controlling interests in All America Cables & Radio, Inc. (6.2 million net pops) in the Dominican Republic, and Paradise Wireless (Jamaica) Limited in Jamaica (1.3 million net pops), expanding our total number of net pops from approximately 11.2 million to approximately 18.7 million. We built Centennial through internal growth and acquisitions from approximately 1.7 million net pops in 1988 to approximately
18.7 million net pops as of May 31, 2000.

   The term "pops" as used in this prospectus refers to the population of a market, derived from, except where otherwise indicated, the 1998 Kagan's Cellular Telephone Atlas or Kagan's Latin American Wireless Telecommunications 1999, and the term "net pops" as used in this prospectus refers to a market's pops multiplied by the percentage interest as of May 31, 2000 that we own in an entity licensed to construct or operate a wireless telephone system in that market.

   Centennial Communications Corp. is a Delaware corporation. Our principal executive offices are located at 1305 Campus Parkway, Neptune, New Jersey 07753. Our telephone number is (732) 919-1000.

                              RECENT DEVELOPMENTS

   On May 1, 2000 we entered into a definitive agreement to purchase the remaining 74.9% of the non-wireline (A-side) cellular license and wireless telephone system serving Lake Charles, Louisiana MSA #192 that we do not currently own for $42,318,500. We currently own 25.1% of the Lake Charles license and system and will own 100% upon consummation of the transaction. The Lake Charles market has a population of approximately 180,000 and connects our existing Louisiana and Texas service areas. The transaction is subject to customary closing conditions, including regulatory approval and is expected to close in the third calendar quarter of 2000.

   On May 12, 2000, we acquired a 51% interest in Paradise Wireless (Jamaica) Limited, a Jamaican company which recently won at auction a 800 MHZ CDMA license for all of Jamaica for $25.5 million. Jamaica has a population of approximately 2.6 million.

   On May 15, 2000, we entered into a definitive agreement to purchase the assets of cable television systems serving Aguadilla, Mayaguez, San German and surrounding communities in Puerto Rico from Pegasus Communications Corporation for $170 million. The cable systems pass over 170,000 homes in western Puerto Rico and serve over 55,000 subscribers using 123 route-miles of fiber optic and 1,268 route-miles of coaxial cable. The transaction is subject to customary closing conditions including regulatory approvals and is expected to close in the second half of calendar year 2000.

   On May 18, 2000, our Board of Directors appointed John M. Scanlon to serve on Centennial's Board of Directors. Mr. Scanlon is currently Vice Chairman of Asia Global Crossing.

                   CENTENNIAL PUERTO RICO AND THE GUARANTORS

   Centennial Puerto Rico Operations Corp. is a Delaware corporation and is an indirect wholly-owned subsidiary of Centennial Communications Corp. The stockholders of Centennial Puerto Rico are (1) Centennial Puerto Rico Holding Corp. I which holds a 20% voting interest in Centennial Puerto Rico and all of its common stock and (2) Centennial Puerto Rico Holding Corp. II which holds a 80% voting interest in Centennial Puerto Rico and all of its preferred stock. Centennial Puerto Rico Holding Corp. I is a wholly-owned subsidiary of Centennial Cellular Operating Co. LLC. Centennial Puerto Rico Holding Corp. II is owned 34% by Centennial Cellular Operating Co. LLC and 66% by Centennial Caribbean Holding Corp. Centennial Puerto Rico conducts our wireless carrier and competitive local exchange business in Puerto Rico. Centennial Puerto Rico is a borrower and a guarantor under our senior credit facilities and has guaranteed the repayment of our existing 10 3/4% senior subordinated notes due 2008. See the financial statements contained in our quarterly report on Form 10-Q for the fiscal quarter ended February 29, 2000 for certain consolidating financial information relating to Centennial Puerto Rico.

   Any debt securities issued by Centennial Puerto Rico hereunder will be fully and unconditionally guaranteed by Centennial Communications Corp., Centennial Cellular Operating Co. LLC, Centennial Caribbean Holding Corp., Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico Holding Corp. II, which together comprise all of the direct and indirect parent entities of Centennial Puerto Rico. All such entities are Delaware corporations, other than Centennial Cellular Operating Co. LLC, which is a Delaware limited liability company. Centennial Communication Corp. and Centennial Cellular Operating Co. LLC are co-obligors on our existing 10 3/4% senior subordinated notes due 2008. Centennial Communications Corp. is the issuer of our $180 million subordinated notes due 2009 and Centennial Cellular Operating Co. LLC is one of the borrowers under our senior credit facilities. All such entities also guarantee amounts outstanding under our senior credit facilities.

   The principal executive offices for each such entity are located at 1305 Campus Parkway, Neptune, New Jersey 07753. The telephone number is (732) 919-1000.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table shows the consolidated ratio of earnings to fixed charges of Centennial Communications Corp. for each of the five most recent fiscal years and the most recent interim period.

                                                                        Nine months
                                                                           ended
                                                                        February 29,
                                          1995  1996  1997  1998  1999      2000
                                          ----  ----  ----  ----  ----  ------------
Ratio of earnings to fixed charges.......  (a)   (a)   (a)   (a)   (a)      1.09

--------
(a) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest and extraordinary items, plus fixed charges. Fixed charges include interest expense on all debt, amortization of deferred debt issuance costs and one-third of rental expense on operating leases, which represents that portion of rental expense deemed to be attributable to interest. The ratio of earnings to fixed charges was less than one-to-one for the years ended May 31, 1995, 1996, 1997, 1998 and 1999 and, therefore, earnings were inadequate to cover fixed charges for those periods. The amounts in thousands by which earnings were less than fixed charges for these fiscal years were $67,117, $60,088, $70,964, $71,830 and $64,128, respectively.

                                USE OF PROCEEDS

   We will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of other debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

   We will not receive any net proceeds from the sale of any shares of common stock offered by the selling stockholders.

                          PRICE RANGE OF COMMON STOCK

   Our common stock currently trades in the Nasdaq Stock Market under the symbol "CYCL". The following table lists the high and low closing prices for our common stock for the fiscal quarters indicated as reported on the Nasdaq Stock Market.

                                                                    High   Low
                                                                   ------ ------
Year Ended May 31, 1999
  First Quarter................................................... $ 4.61 $ 3.74
  Second Quarter.................................................. $ 4.49 $ 2.44
  Third Quarter................................................... $11.79 $ 4.39
  Fourth Quarter.................................................. $25.58 $10.17
                                                                    High   Low
                                                                   ------ ------
Year Ended May 31, 2000
  First Quarter................................................... $16.50 $11.88
  Second Quarter.................................................. $20.17 $13.15
  Third Quarter................................................... $32.25 $18.31
  Fourth Quarter.................................................. $25.06 $15.75

   As of May 31, 2000, there were approximately 122 record holders of our common stock. Such number does not include persons whose shares are held of record by a bank, brokerage house or clearing agency, but does include such banks, brokerage houses and clearing agencies.

                                DIVIDEND POLICY

   We have not paid any cash dividends on our common stock and currently intend for the foreseeable future to retain all cash inflows generated for use in our business. We are effectively prohibited from paying cash dividends on our common stock by the provisions of our senior credit facilities.

                         DESCRIPTION OF DEBT SECURITIES

   This section explains the provisions of the debt securities. The terms of the debt securities offered by any prospectus supplement and any changes from these terms will be described in the prospectus supplement.

   The Centennial debt securities will be general unsecured obligations of Centennial Communications Corp. The Centennial senior debt securities will be senior to all subordinated debt of Centennial Communications Corp., including any outstanding Centennial senior subordinated debt securities and Centennial subordinated debt securities, including the existing 10 3/4% senior subordinated notes due 2008. The Centennial senior debt securities will rank equally with other unsecured, unsubordinated debt of Centennial Communications Corp.

   The Centennial senior subordinated debt securities will be subordinate to any Centennial senior debt, including our guarantees under our senior credit facilities, and to certain other debt obligations of Centennial Communications Corp. that may be outstanding. The Centennial senior subordinated debt securities will rank equally with certain other senior subordinated debt of Centennial Communications Corp. that may be outstanding, including the existing 10 3/4% senior subordinated notes due 2008, and senior to certain subordinated debt of Centennial Communications Corp. that may be outstanding, including any Centennial subordinated debt securities.

   The Centennial subordinated debt securities will be subordinate in right of payment to any Centennial senior debt, including amounts outstanding under Centennial's senor credit facilities, and Centennial senior subordinated debt securities, including the existing 10 3/4% senior subordinated notes due 2008, and to certain other obligations of Centennial Communications Corp. and will rank equally with certain other subordinated debt of Centennial Communications Corp.

   The Centennial senior debt securities are to be issued under a supplement to the indenture, dated as of November 15, 1993, between Centennial and The Bank of New York, as successor trustee to Bank of Montreal Trust Company. We refer to this indenture as the "Centennial senior indenture". Centennial senior subordinated debt securities are to be issued under an indenture to be executed by Centennial and Norwest Bank Minnesota, National Association, as trustee. We refer to this indenture as the "Centennial senior subordinated indenture". Centennial subordinated debt securities are to be issued under an indenture to be executed by Centennial and Wilmington Trust Company, as trustee. We refer to this indenture as the "Centennial subordinated indenture". In this prospectus, the Centennial senior indenture, the Centennial senior subordinated indenture and the Centennial subordinated indenture are sometimes collectively referred to as the "Centennial indentures" and the trustees thereunder are sometimes collectively referred to as the "Centennial trustees" and individually as a "Centennial trustee".

   Any of the Centennial debt securities may be guaranteed by, but are not required to be guaranteed by, Centennial Puerto Rico Operations Corp. and certain other direct and indirect parent entities of Centennial Puerto Rico Operations Corp., as described in the applicable prospectus supplement. The terms of any such guarantee will be contained in a supplemental indenture to the applicable Centennial indenture.

   The Centennial Puerto Rico debt securities will be general unsecured obligations of Centennial Puerto Rico. The Centennial Puerto Rico senior debt securities will be senior to all subordinated debt of Centennial Puerto Rico, including any outstanding Centennial Puerto Rico senior subordinated debt securities and Centennial Puerto Rico subordinated debt securities, including its guarantee of the existing 10 3/4% senior subordinated notes due 2008. The Centennial Puerto Rico senior debt securities will rank equally with other unsecured, unsubordinated debt of Centennial Puerto Rico.

   The Centennial Puerto Rico senior subordinated debt securities will be subordinated to any Centennial Puerto Rico senior debt securities and to other certain debt obligations of Centennial Puerto Rico, including amounts and guarantees outstanding under our senior credit facilities, that may be outstanding. The Centennial Puerto Rico senior subordinated debt securities will rank equally with certain other senior subordinated debt of

Centennial Puerto Rico that may be outstanding, including its guarantee of the existing 10 3/4% senior subordinated notes due 2008 and senior to certain subordinated debt of Centennial Puerto Rico that may be outstanding, including any Centennial Puerto Rico subordinated debt securities.

   The Centennial Puerto Rico subordinated debt securities will be subordinated in right of payment to any Centennial Puerto Rico senior debt securities, including amounts and guarantees outstanding under our senior credit facilities, and Centennial Puerto Rico senior subordinated debt securities and to certain other obligations of Centennial Puerto Rico, including its guarantee of the existing 10 3/4% senior subordinated notes due 2008 and will rank equally with certain other subordinated debt of Centennial Puerto Rico. The Centennial Puerto Rico debt securities will be guaranteed as described below.

   The Centennial Puerto Rico senior debt securities will be issued under a senior indenture to be executed between Centennial Puerto Rico, and Centennial, Centennial Cellular Operating Co. LLC, Centennial Caribbean Holding Corp., Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico Holding Corp. II, as guarantors, and The Bank of New York, as trustee. We refer to this indenture as the "Centennial Puerto Rico senior indenture". The Centennial Puerto Rico senior subordinated debt securities will be issued under a senior subordinated indenture to be executed between Centennial Puerto Rico, and Centennial, Centennial Cellular Operating Co. LLC, Centennial Caribbean Holding Corp., Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico Holding Corp. II, as guarantors, and Norwest Bank Minnesota, National Association, as trustee. We refer to this indenture as the "Centennial Puerto Rico senior subordinated indenture". The Centennial Puerto Rico subordinated debt securities will be issued under a subordinated indenture to be executed between Centennial Puerto Rico, and Centennial, Centennial Cellular Operating Co. LLC, Centennial Caribbean Holding Corp., Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico Holding Corp. II, as guarantors, and Wilmington Trust Company, as trustee. We refer to this indenture as the "Centennial Puerto Rico subordinated indenture".

   The Centennial Puerto Rico senior indenture, the Centennial Puerto Rico senior subordinated indenture and the Centennial Puerto Rico subordinated indenture are sometimes referred to individually as a "Centennial Puerto Rico indenture" and collectively as the "Centennial Puerto Rico indentures" and the trustees thereunder are sometimes collectively referred to as the "Centennial Puerto Rico trustees" and individually as a "Centennial Puerto Rico trustee".

   The Centennial senior indenture and the Centennial Puerto Rico senior indenture are sometimes referred to individually as a "senior debt indenture" and collectively as the "senior debt indentures". The Centennial senior subordinated indenture and the Centennial Puerto Rico senior subordinated indenture are sometimes referred to individually as a "senior subordinated indenture" and collectively as the "senior subordinated debt indentures". The Centennial subordinated indenture and the Centennial Puerto Rico subordinated indenture are sometimes referred to individually as a "subordinated indenture" and collectively as the "subordinated indentures". The Centennial indentures and the Centennial Puerto Rico indentures are sometimes referred to individually as an "indenture" and collectively as the "indentures". The Centennial trustees and Centennial Puerto Rico trustees are sometimes referred to individually as a "trustee" and collectively as "trustees".

   The indentures are substantially identical, except for provisions relating to guarantees, conversion and subordination. For purposes of the summaries below, the term "issuer" shall refer to Centennial in the case of Centennial debt securities and Centennial Puerto Rico in the case of Centennial Puerto Rico debt securities. The term "obligors" shall refer to Centennial in the case of Centennial debt securities and Centennial indentures (and, in the event such debt securities are guaranteed, also to any guarantors thereunder), and Centennial Puerto Rico and Centennial, Centennial Caribbean Holding Corp., Centennial Cellular Operating Co. LLC, Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico Holding Corp. II, as "guarantors", in the case of the Centennial Puerto Rico debt securities and the Centennial Puerto Rico indentures.

   The Centennial senior debt securities and the Centennial Puerto Rico senior debt securities may be referred to collectively as "senior debt securities". The Centennial senior subordinated debt securities and the Centennial Puerto Rico senior subordinated debt securities may be referred to collectively as "senior subordinated debt securities". The Centennial subordinated debt securities and the Centennial Puerto Rico subordinated debt securities may be referred to collectively as "subordinated debt securities".

General

   The indentures do not limit the aggregate principal amount of debentures, notes or other debt securities which may be issued. The indentures also provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the amount authorized by the applicable issuer.

   Reference is made to the prospectus supplement for the following terms of any offered debt securities:

  . the identity of the issuer and any guarantor;

  . the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible), aggregate principal amount and authorized denominations of the offered debt securities;

  . the percentage of their principal amount at which such offered debt securities will be issued;

  . the date or dates on which the offered debt securities will mature or the method of determination thereof;

  . the rate or rates (which may be fixed or variable) at which the offered debt securities will bear interest, if any, or the method by which such rate or rates shall be determined, any reset features of the rates and the date or dates from which such interest will accrue or the method by which such date or dates shall be determined;

  . the dates on which any such interest will be payable and the regular record dates for such interest payment dates;

  . any mandatory or optional sinking fund or purchase fund or similar provisions;

  . if applicable, the date after which and the price or prices at which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the applicable issuer or of the holder thereof and the other redemption terms;

  . if applicable, the terms and conditions upon which the offered debt securities may be convertible into common stock, including the initial conversion rate, the conversion period and any other provision;

  . whether such offered debt securities shall be subject to defeasance and under what terms;

  . any events of default provided with respect to the offered debt securities that are in addition to or different from those explained here;

  . any subordination terms that are in addition to or different from those explained here;

  . any guarantee terms that are in addition to or different from those explained here; and

  . any other terms of the offered debt securities.

   Unless otherwise indicated in the prospectus supplement, the principal of, premium and interest on the offered debt securities will be payable, and exchanges and transfers of the debt securities will be handled, at the applicable trustee's corporate trust office. The applicable issuer will have the option to pay interest by check mailed to the holder's address as it appears in the security register.

   Unless otherwise indicated in the prospectus supplement, the offered debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the offered debt securities, but the applicable issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with an exchange or transfer.

   Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the prospectus supplement.

Ranking

   The payment of the principal of, premium, if any, and interest on, the subordinated debt securities will be subordinated, as set forth in the senior subordinated or subordinated indentures, in right of payment, to the prior payment in full of all senior indebtedness.

   In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to an issuer, a guarantor or to their respective assets, or any liquidation, dissolution or other winding-up of an issuer or of a guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or their marshalling of assets or liabilities of an issuer or of a guarantor (except in connection with the consolidation or merger of an issuer or of a guarantor or their respective liquidation or dissolution following the conveyance, transfer or lease of their respective properties and assets substantially as an entirety upon the terms and conditions described under "Consolidation, Merger and Sale of Assets" below), the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of subordinated debt securities will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of an issuer or of a guarantor or any successor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the subordinated debt securities are so subordinated (such equity securities or subordinated securities hereinafter being "permitted junior securities") and any payment made pursuant to the provisions described under "Satisfaction and Discharge of Indenture; Defeasance" from monies or U.S. Government Obligations (as defined in the indentures) previously deposited with the applicable trustee on account of principal of, or premium, if any, or interest on the subordinated debt securities); and any payment or distribution of assets of an issuer of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of permitted junior securities and payments made pursuant to the provision described under "Satisfaction and Discharge of Indenture; Defeasance" from monies or U.S. Government Obligations previously deposited with the trustee), by set-off or otherwise, to which the holders of the subordinated debt securities or the trustee would be entitled but for the provisions of the applicable indenture, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of senior indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

   No payment or distribution of any assets of an issuer or of a guarantor of any kind or character, whether in cash, property or securities (other than permitted junior securities and payments made pursuant to the provisions described under "Satisfaction and Discharge of Indenture; Defeasance" from monies or U.S. Government Obligations previously deposited with the trustee), may be made by or on behalf of an issuer or of a guarantor on account of principal of, premium, if any, or interest on the subordinated debt securities or on account of the purchase, redemption or other acquisition of subordinated debt securities upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on designated senior indebtedness (a "payment default") until such payment default shall have been cured or waived in writing or shall have ceased to exist or such designated senior indebtedness shall have been discharged or paid in full in cash or cash equivalents.

   No payment or distribution of any assets of an issuer or of a guarantor of any kind or character, whether in cash, property or securities (other than permitted junior securities and payments made pursuant to the provisions described under "Satisfaction and Discharge of Indenture; Defeasance" from monies or U.S. Government Obligations previously deposited with the trustee), may be made by or on behalf of an issuer or of a guarantor on account of principal of, premium, if any, or interest on the subordinated debt securities or on account of the purchase, redemption or other acquisition of subordinated debt securities for the period specified below (a "payment blockage period") upon the occurrence of any default or event of default with respect to any designated senior indebtedness other than any payment default pursuant to which the maturity thereof may be accelerated (a "non-payment default") and receipt by the trustee of written notice thereof from the agent bank under the senior credit facilities (the "agent bank") or other representative of holders of designated senior indebtedness.

   The payment blockage period will commence upon the date of receipt by the trustee of written notice from the agent bank or such other representative of the holders of the designated senior indebtedness in respect of which the non-payment default exists and shall end on the earliest of (1) 179 days thereafter (provided that any designated senior indebtedness as to which notice was given shall not theretofore have been accelerated), (2) the date on which such non-payment default is cured, waived or ceases to exist or such designated senior indebtedness is discharged or paid in full in cash or cash equivalents or (3) the date on which such payment blockage period shall have been terminated by written notice to the trustee or the issuer from the agent bank or such other representative initiating such payment blockage period, after which the issuer will resume making any and all required payments in respect of the subordinated debt securities, including any missed payments. In any event, not more than one payment blockage period may be commenced during any period of 365 consecutive days, and there must be at least 186 consecutive days in every 365-day period during which there is no payment blockage period. No event of default that existed or was continuing on the date of the commencement of any payment blockage period will be, or can be made, the basis for the commencement of a subsequent payment blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial payment blockage period.

   In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment shall be made to the trustee which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee to the agent bank and any other representative of holders of designated senior indebtedness, as their interests may appear, for application to designated senior indebtedness. After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated (equally and ratably with all other indebtedness pari passu with the subordinated debt securities) to the rights of holders of senior indebtedness to receive distributions applicable to senior Indebtedness to the extent that distributions otherwise payable to the holders of the subordinated debt securities have been applied to the payment of senior indebtedness.

   Failure by an issuer to make any required payment in respect of the subordinated debt securities when due and within any applicable grace period, whether or not occurring during a payment blockage period, will result in an event of default under the applicable indenture and, therefore, holders of the subordinated debt securities will have the right to accelerate the maturity thereof. See "Defaults, Notice and Waiver."

   By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of an issuer or any guarantor, creditors of an issuer or such guarantor who are holders of senior indebtedness may recover more, ratably, than the holders of the subordinated debt securities, and assets which would otherwise be available to pay obligations in respect of the subordinated debt securities will be available only after all senior indebtedness has been paid in full in cash or cash equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

   "Senior indebtedness" means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any indebtedness of an issuer or a guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the applicable indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities. Notwithstanding the foregoing, "senior indebtedness" shall not include:

     (1) indebtedness evidenced by the subordinated debt securities or guarantees,

     (2) indebtedness that is subordinate or junior in right of payment to any indebtedness of an issuer or a guarantor,

     (3) indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to the issuer,

     (4) indebtedness which is represented by capital stock,

     (5) any liability for foreign, federal, state, local or other taxes owed or owing by an issuer or a guarantor to the extent such liability constitutes indebtedness,

     (6) indebtedness of an issuer to a subsidiary or any other affiliate of an issuer or a guarantor or any of such affiliate's subsidiaries,

     (7) to the extent it might constitute indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by an issuer or a guarantor, and amounts owed by the issuer for compensation to employees or services rendered to an issuer or a guarantor,

     (8) that portion of any indebtedness which at the time of issuance is issued in violation of the indenture and

     (9) indebtedness evidenced by any guarantee of any subordinated indebtedness.

   "Designated senior indebtedness" means (i) all senior indebtedness under the senior credit facilities and (ii) any other senior indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25.0 million and which is specifically designated in the instrument evidencing such senior indebtedness or the agreement under which such senior indebtedness arises as "designated senior indebtedness" by an issuer.

Conversion Rights

   The prospectus supplement will provide whether the offered debt securities will be convertible and, if so, the initial conversion price or conversion rate at which such convertible debt securities will be convertible into common stock. Only Centennial debt securities may be convertible into shares of capital stock of Centennial Communications Corp.; the Centennial Puerto Rico debt securities will not be convertible. The holder of any convertible debt security will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by Centennial, to convert such debt security at the principal amount (or, if such debt security is an original issue discount security, such portion of the principal amount thereof as is specified in the terms of such debt security) into shares of common stock at the conversion price or conversion rate set forth in the prospectus supplement, subject to adjustment. The holder of a convertible debt security may convert a portion of the debt security which is $1,000 or any integral multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the holder, if applicable, such right will terminate upon receipt of written notice of the exercise of the option.

   In certain events, the conversion rate will be subject to adjustment as set forth in the Centennial indentures. Such events include:

  . the issuance of shares of any class of capital stock of Centennial as a dividend on the common stock into which the debt securities of such series are convertible;

  . subdivisions, combinations and reclassifications of the common stock into which debt securities of such series are convertible;

  . the issuance to all holders of common stock into which debt securities of such series are convertible of rights or warrants entitling the holders (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the current market price per share of common stock (as defined in the indentures); and

  . the distribution to all holders of common stock of evidences of debt of Centennial or of assets (excluding cash dividends paid from retained earnings and dividends payable in common stock for which adjustment is made as referred to above) or subscription rights or warrants (other than those referred to above).

   No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. Fractional shares of common stock will not be issued upon conversion, but Centennial will pay a cash adjustment for it. Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date (except convertible debt securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest which the registered holder is to receive.

Defaults, Notice and Waiver

   The following are events of default under the indentures with respect to debt securities of any series issued thereunder:

  . default in the payment of interest on any debt security of that series when due continued for 30 days (whether or not such payment is prohibited by the subordination provisions of the indenture);

  . default in the payment of the principal of (or premium, if any on,) any debt security of that series at its maturity (whether or not payment is prohibited by the subordination provisions of the indenture);

  . default in the deposit of any sinking fund payment or similar obligation, when due by the terms of any debt security of that series (whether or not payment is prohibited by the subordination provisions of the indenture);

  . default in the performance, or breach, of any other covenant or warranty of the applicable entities specified in the indenture or any debt security of that series (other than a covenant included in the indenture solely for the benefit of debt securities other than that series), continued for 90 days after written notice from the trustee or the holders of 25% or more in principal amount of the debt securities of such series outstanding;

  . certain events of bankruptcy, insolvency or reorganization;

  . any guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms; and

  . any other event of default provided with respect to debt securities of that series.

   If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the unpaid principal balance immediately due and payable. However, any time after a declaration of acceleration with respect to debt securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver."

   Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provision relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and the continuation thereof.

   The applicable issuer must file annually with each trustee an officers' certificate stating whether or not the issuer is in default in the performance and observance of any of the terms, provisions and conditions of the respective indenture and, if so, specifying the nature and status of the default.

   Each indenture provides that the trustee, within 90 days after the occurrence of a default, will give to holders of debt securities of any series notice of all defaults with respect to such series known to it, unless such default was cured or waived; but, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund or similar obligation installment with respect to debt securities of such series, the trustee shall be protected in withholding such notice if the board of directors or such committee of directors as designated in such indenture or responsible officer of the trustee in good faith determines that the withholding of such notice is in the interest of such holders.

   Each indenture contains a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any right or power under such indenture at the request of any such holders. Each indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee regarding the debt securities of such series. The right of a holder to institute a proceeding with respect to each indenture is subject to certain conditions precedent including notice and indemnity to the trustee, but the holder has an absolute right to receipt of principal and interest when due and to institute suit for payment of principal and interest.

Consolidation, Merger and Sale of Assets

   Unless otherwise indicated in the prospectus supplement relating to offered debt securities, the applicable issuer, or, in the case of Centennial Puerto Rico debt securities, Centennial Cellular Operating Co. LLC, without the consent of any holder of outstanding debt securities, may consolidate with or merge into any other person, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which the applicable issuer is merged or the person which acquires by conveyance or transfer or lease the assets of the applicable issuer substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the applicable issuer's obligations on the debt securities and under the indenture, that after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing, and that certain other conditions are met.

Modification and Waiver

   Modification and amendments of the indentures may be made by the applicable issuer and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected provided, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  . reduce the principal amount of, or any premium or interest, on any debt security;

  . reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  . adversely affect any right of repayment at the option of the holder of any security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation of the holder or modify the payment terms of any sinking fund or similar obligation;

  . impair the right to commence suit for the enforcement of any payment on or with respect to any debt security; or

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

   Without the consent of any holder of outstanding debt securities, the applicable issuer may amend or supplement the indentures and each series of debt securities to cure any ambiguity or inconsistency or to provide for debt securities in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities; including adding guarantees.

   The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Satisfaction and Discharge of Indenture; Defeasance

   Each indenture may be discharged upon payment of the principal, premium and interest on all the debt securities and all other sums due thereunder. In addition, the indentures provide that if, at any time after the date thereof, the applicable issuer, if so permitted with respect to debt securities of a particular series, shall deposit with the trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) U.S. government obligations as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay, all sums due for the principal of (and premium, if any) and interest, if any, on the debt securities of such series, as they shall become due from time to time, and certain other conditions are met, the trustee shall cancel and satisfy such indenture with respect to such series, to the extent provided therein. The prospectus supplement describing the debt securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the indenture with respect to such series.

Guarantees

   Payment of the principal of, premium, if any, and interest on the Centennial Puerto Rico debt securities will be guaranteed jointly and severally, by Centennial, Centennial Caribbean Holding Corp., Centennial Cellular Operating Co. LLC, Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico Holding Corp. II. The guarantees will be made on a senior, senior subordinated or subordinated basis corresponding to the relative ranking of the underlying debt securities.

   The obligations of each guarantor under its guarantee will be limited so as not to constitute a fraudulent conveyance under applicable U.S. federal or state laws. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from any other guarantor in a pro rata amount based on the net assets of each guarantor determined in accordance with generally accepted accounting principles.

   A guarantee issued by any guarantor will be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any person not an affiliate of Centennial of all of Centennial's capital stock in, or all or substantially all the assets of, such guarantor.

   Any of the Centennial debt securities may be guaranteed by Centennial Puerto Rico Operations Corp. and its direct and indirect parent entities other than Centennial Communications Corp. The terms of any such guarantee will be described in the applicable prospectus supplement and set forth in the applicable supplemental indenture.

Trustees

   The Bank of New York, as successor trustee to Bank of Montreal Trust Company is the trustee with respect to Centennial's existing 8 7/8% Notes due 2001 and 10 1/8% Notes due 2005 which were issued under the senior indenture and will rank equally with any other senior debt securities of Centennial. Norwest Bank Minnesota, National Association is the trustee with respect to the existing 10 3/4% senior subordinated notes due 2008 of Centennial Communications Corp. and Centennial Cellular Operating Co. LLC, guaranteed by Centennial Puerto Rico Operations Corp. The trustees may perform certain services for and transact other banking business with Centennial or Centennial Puerto Rico from time to time in the ordinary course of business.

                         DESCRIPTION OF PREFERRED STOCK

   The following description summarizes some general terms that will apply to each series of preferred stock that Centennial Communications Corp. may issue. It is not complete, and we refer you to the amended and restated certificate of incorporation and the form of the Certificate of Designations Powers, Preferences and Rights for preferred stock, which we will file with the SEC upon any offering of preferred stock. Although our amended and restated charter authorizes the issuance of up to 10 million shares of preferred stock, par value $.01 per share, in series, we currently have no preferred stock outstanding.

Specific Terms of Each Series

   Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations, and the prospectus supplement relating to that new series will specify the particular amount, price and other terms of that preferred stock. These terms will include:

  . the designation of the title of the series;

  . dividend rates;

  . redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of Centennial;

  . sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our common stock or other securities of Centennial or exchangeable for securities of any other person;

  . voting rights; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with the amended and restated certificate of incorporation and by-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

   The prospectus supplement relating to the new series will specify whether the series of preferred stock will be issued separately, as part of warrant units or upon exercise of warrants.

Ranking

   Each new series of preferred stock will rank equally with each other series of preferred stock and prior to our common stock regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

Dividends

   Holders of each new series of preferred stock will be entitled to receive cash dividends, if declared by the board of directors out of funds legally available for cash dividends. For each series, we will specify in the applicable prospectus supplement:

  . the dividend rates;

  . whether the rates will be fixed or variable or both;

  . the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

   We will pay dividends to holders of record of preferred stock as they appear on our records, on the record dates fixed by the board of directors.

   We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred stock unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities which rank equally with the preferred stock regarding the distribution of dividends. If we do not pay full dividends on all equity securities which rank equally, then each series of preferred stock will share dividends in proportion with our other equity securities that rank equally with that series.

Conversion and Exchange

   The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

   We will specify in the prospectus supplement applicable to each new series of preferred stock:

  . whether it will be redeemable at any time, in whole or in part, at the option of Centennial or the holder of the preferred stock;

  . whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

  . the redemption prices.

   In the event that preferred stock is partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

   Dividends will cease to accrue on shares of preferred stock called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless Centennial defaults in the payment of the redemption price.

Liquidation Preference

   Upon the voluntary or involuntary liquidation, dissolution or winding up of Centennial, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

  . any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   In the event that holders of preferred stock are not paid in full upon a liquidation, dissolution or winding up of Centennial, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of assets of Centennial.

Voting Rights

   The holders of shares of preferred stock will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

Transfer Agent and Registrar

   We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the applicable prospectus supplement.

Reservation of Common Stock

   Centennial will reserve the full number of shares of its common stock issuable on conversion of the preferred stock out of the total of its authorized but unissued shares of common stock or common stock held as treasury shares to permit the conversion of the preferred stock into shares of common stock.

                          DESCRIPTION OF COMMON STOCK

   This is a summary of the material terms and provisions of our common stock and we refer you to our amended and restated certificate of incorporation, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

   Our authorized capital stock consists of 150,000,000 shares, of which 140,000,000 are shares of common stock, par value $.01 per share, and 10,000,000 are shares of preferred stock, par value $.01 per share. As of May 31, 2000, 94,343,211 shares of common stock were issued and outstanding. All issued and outstanding shares of common stock are fully paid and nonassessable, and all shares of common stock offered pursuant to any prospectus supplement will be fully paid and nonassessable when issued.

Dividends

   Holders of shares of common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for such purpose. See "Dividend Policy."

Voting Rights

   Holders of shares of common stock are entitled to one vote per share.

Liquidation Rights

   Upon our liquidation, dissolution or winding up, the holders of the common stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and holders of preferred stock.

Summary of Stockholders' Agreement; Registration Rights; and Preemptive Rights

   Stockholders' Agreement. Under our amended and restated stockholders agreement, our principal stockholders have agreed to establish and maintain for Centennial a board of directors consisting of up to nine members. Our directors are elected as described below.

  . So long as the Welsh Carson investors own 25% of the common shares purchased by them on January 7, 1999, they can elect three directors. The chairman of Centennial's board of directors, who is currently Thomas E. McInerney, is selected by the Welsh Carson investors.

  . So long as The Blackstone Group investors own 25% of the common shares purchased by them on January 7, 1999, they can elect two directors.

  . Our Chief Executive Officer, who is currently Michael J. Small, serves on
    Centennial's board of directors.

  . The remaining directors are elected by all of Centennial's stockholders, including Centennial's principal stockholders. These outside directors must be qualified as independent directors under NASDAQ rules and cannot be members of our management or affiliated with any of Centennial's stockholders who are party to the amended and restated stockholders agreement.

   The amended and restated stockholders agreement places restrictions on the ability of Messrs. Small, Chehayl and Owen (senior executives of Centennial) to transfer shares of common stock owned in their names or on their behalf without the consent of the Welsh Carson investors. There are exceptions for transfers in registered public offerings or to their spouses or children or to family trusts. In addition, the amended and restated stockholders agreement allows the Welsh Carson investors to repurchase at fair market value any shares owned by any of these management investors at the time of the termination of their employment.

   The amended and restated stockholders agreement grants The Blackstone Group investors, Messrs. Small, Chehayl and Owen, Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to participate in any sale of common shares by any of the Welsh Carson investors. These co-sale provisions do not apply to transfers by Welsh Carson investors to affiliates, transfers by any of the Welsh Carson investors that are limited partnerships to their limited partners and transfers by Welsh Carson investors that are individuals to their spouses or children or to family trusts.

   The amended and restated stockholders agreement grants the Welsh Carson investors the right to require

  . The Blackstone Group investors,

  . Messrs. Small, Chehayl and Owen, and

  . Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P.

to sell their shares of common stock to a third party who offers to buy at least 80% of Centennial's capital stock. The sale of Centennial must be for cash or marketable securities and must require that we pay the fees and expenses of the selling stockholders. This right will terminate if and when The Blackstone Group investors own more shares of common stock than the Welsh Carson investors.

   Centennial has granted preemptive rights to purchase shares of Centennial's common stock in proportion to the ownership of the stockholder in the situations described below to

  . the Welsh Carson investors,

  . The Blackstone Group investors,

  . Messrs. Small, Chehayl and Owen, and

  . Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P.

These preemptive rights apply to any sale by us of common shares or securities convertible into or exchangeable for common shares such as convertible debt, options or warrants. Issuances of employee stock options and registered public offerings are excluded from the preemptive rights provisions of the amended and restated stockholders agreement.

   The amended and restated stockholders agreement grants to the Welsh Carson investors a right of first offer that applies to sales of common shares by The Blackstone Group investors. This means that if any of The Blackstone Group investors wishes to sell its shares, it must first allow the Welsh Carson investors to make an offer to purchase the shares. If an offer is made by any of the Welsh Carson investors, The Blackstone Group investors cannot sell the shares to a third party on material terms which are the same as, or more favorable, in the aggregate, to, the terms offered by the Welsh Carson investors for the shares. This right of first offer does not apply to sales by The Blackstone Group investors to their affiliates, sales pursuant to registered public offerings or sales in compliance with the Securities Act or distributions by any of The Blackstone Group investors which are limited partnerships to their limited partners.

   Centennial has agreed not to take any of the following actions without the approval of the Welsh Carson investors and The Blackstone Group investors until the amended and restated stockholders agreement is terminated:

  (1) amend, alter or repeal Centennial's certificate of incorporation or Centennial's by-laws in any manner that adversely affects

    . respective rights, preferences or voting power of our common stock, or

    . the rights of the stockholders party to the amended and restated stockholders agreement,

  (2) enter into, or permit any of our subsidiaries to enter into, any transaction with,

    . any of our subsidiaries' officers, directors or employees,

    . any person related by blood or marriage to any of our subsidiaries' officers, directors or employees,

    . any entity in which any of our subsidiaries' officers, directors or employees owns any beneficial interest,

    . any stockholder of Centennial that owns, directly or indirectly, at least 25% of Centennial's outstanding capital stock or any affiliate of any 25% stockholder of Centennial,

other than

  . normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms,

  . any transaction with a director that is approved by Centennial's board of directors in accordance with Delaware law,

  . customer transactions in the ordinary course of business, and

  . the transactions contemplated by the amended and restated registration rights agreement described below.

   Under the amended and restated stockholders agreement, each of

  . Welsh Carson investors,

  . The Blackstone Group investors,

  . Messrs. Small, Chehayl and Owen, and

  . Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P.

have agreed not to, and agreed to cause their affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of the Welsh Carson investors, take any of the following actions:

  (1) effect, seek, offer, engage in, propose or participate in:

    . any acquisition of beneficial ownership of Centennial's equity or debt securities other than

     (a) pursuant to the preemptive rights granted under the amended and restated stockholders agreement,

     (b) acquisitions from other stockholders who have signed the amended and restated stockholders agreement or

     (c) any stock dividend, stock reclassification or other distribution or dividends to the holders of our common stock generally,

    . any extraordinary transaction such as a merger or tender offer involving Centennial or any material portion of Centennial's business,

    . any solicitation of proxies with respect to Centennial or any action resulting in any stockholder party to the amended and restated stockholders agreement or any of its affiliates becoming a participant in any board of director election contest with respect to Centennial,

  (2) propose any matter for submission to a vote of stockholders of Centennial,

  (3) seek to remove or appoint directors of Centennial outside of the provisions of the amended and restated stockholders agreement, or

  (4) form, join or in any way participate in or assist in the formation of a group of two or more persons for the purposes of acquiring, holding, voting, or disposing of equity securities of Centennial, other than any group consisting exclusively of stockholders who have signed the amended and restated stockholders agreement and their affiliates.

   All of the provisions of the amended and restated stockholders agreement that are described above, other than the provisions governing the election of Centennial's board of directors and the composition of its committees, will terminate upon the earlier to occur of (1) January 20, 2009 and (2) the completion of a registered public offering of common stock raising not less than $50 million for Centennial and the transfer by either the Welsh Carson investors or The Blackstone Group investors of 50% or more of the shares of common stock purchased by them on January 7, 1999.

   The provisions of the amended and restated stockholders agreement governing the election of Centennial's board of directors and the composition of its committees, will terminate upon the earlier to occur of (1) January 20, 2009 and (2) the completion of a registered public offering of common stock raising not less than $50 million for our company and the transfer by both the Welsh, Carson investors and The Blackstone Group investors of 50% or more of the shares of common stock purchased by them on January 7, 1999.

   Registration Rights Agreement. Our amended and restated registration rights agreement grants the Welsh Carson investors and The Blackstone Group investors the right to require Centennial to register their shares of common stock under the Securities Act at any time on or after January 7, 2002. The amended and restated registration rights agreement grants each of the following persons the right to include, at their request, shares of common stock owned by them in registrations under the Securities Act by Centennial:

  . each of the Welsh Carson investors,

  . each of The Blackstone Group investors,

  . Messrs. Small, Chehayl and Owen, and

  . Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P.

Certain Statutory and Other Provisions

   Centennial Communications Corp. is a Delaware corporation and is subject to
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in certain business combinations with a 15% stockholder for a period of three years following the date the person became a 15% stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became a 15% stockholder is approved in a prescribed manner. Generally, the business combinations covered by this statute include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the 15% stockholder. In determining whether a stockholder is a 15% stockholder, the Delaware statute generally includes the voting shares owned by the stockholder and the stockholder's affiliates and associates.

   The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

                            DESCRIPTION OF WARRANTS

   Centennial Communications Corp. may issue warrants to purchase shares of common stock or preferred stock of Centennial Communications Corp. We may issue warrants independently of, or together with, any other securities, including as part of a warrant unit, and warrants may be attached to or separate from those securities.

   Each series of warrants will be issued under a separate warrant agreement to be entered into between Centennial and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

   The applicable prospectus supplement will describe the terms of any warrants, including the following:

  . the title and aggregate number of the warrants;

  . any offering price of the warrants;

  . the designation and terms of any securities that are purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

  . if applicable, the date from and after which the warrants and any securities issued with them will be separately transferrable;

  . the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price;

  . the time or period when the warrants are exercisable and the final date on which the warrants may be exercised and terms regarding any right of Centennial to accelerate this final date;

  . if applicable, the minimum or maximum amount of the warrants exercisable at any one time;

  . any currency or currency units in which the offering price and the exercise price are payable;

  . any applicable anti-dilution provisions of the warrants;

  . any applicable redemption or call provisions; and

  . any additional terms of the warrants not inconsistent with the provisions of the warrant agreement.

   The applicable prospectus supplement will describe the specific terms and other provisions of any warrant units.

                              SELLING STOCKHOLDERS

   20,000,000 of the shares of common stock of Centennial being offered pursuant to this prospectus may be offered by certain selling stockholders. The potential selling stockholders include affiliates and employees of Welsh, Carson, Anderson & Stowe, affiliates of The Blackstone Group, certain members of management, Signal/Centennial Partners L.L.C. and Guyacan Private Equity Fund, L.P.

   The table below contains information regarding the number of shares that may be sold hereunder and the beneficial ownership of Centennial's common shares as of May 31, 2000 by each potential selling stockholder. The actual amount, if any, of common stock to be offered by each selling stockholder and the amount and percentage of common stock to be owned by such selling stockholder following such offering will be disclosed in the applicable prospectus supplement.

   The number of shares beneficially owned by each potential selling stockholder is determined according to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the Centennial common shares shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 94,343,211 common shares outstanding, as of May 31, 2000.

                                                                    Number of
                                                                     Shares
                                                                  Beneficially
                                         Number of               Owned After the
                                          Shares       Maximum   Sale of Maximum
                                       Beneficially   Number of     Number of
                                           Owned      Shares to      Shares
                                      ---------------  be Sold   ---------------
          Name and Address              Number    %   Hereunder    Number    %
          ----------------              ------   ---- ---------- ---------- ----
Welsh, Carson, Anderson & Stowe VII,
 L.P.(1)............................   5,833,053  6.2  1,344,843  4,488,210  4.8
Welsh, Carson, Anderson & Stowe
 VIII, L.P.(1)......................  51,747,078 55.0  9,942,017 41,805,061 44.3
WCAS Capital Partners III, L.P.(1)..   4,879,521  5.2  1,125,001  3,754,520  4.0
WCAS Information Partners, L.P.(1)..     204,669    *     47,188    157,481    *
Patrick J. Welsh(1).................     465,984    *    107,435    358,549    *
Russell L. Carson(1)................     465,984    *    107,435    358,549    *
Bruce K. Anderson(1)................     435,276    *    100,355    334,921    *
Kristin M. Anderson Trust(1)........      10,233    *      2,359      7,874    *
Mark S. Anderson Trust(1)...........      10,233    *      2,359      7,874    *
Daniel B. Anderson Trust(1).........      10,233    *      2,359      7,874    *
Thomas E. McInerney(2)..............  56,626,599 60.2    107,435 56,519,164 59.9
Andrew M. Paul(1)...................     355,032    *     81,855    273,177    *
Robert A. Minicucci(1)..............     180,108    *     41,525    138,583    *
Anthony J. de Nicola(3).............  56,626,599 60.2      9,437 56,617,162 60.0
Paul B. Queally(1)..................      37,863    *      8,730     29,133    *
Lawrence B. Sorrel(1)...............      40,932    *      9,437     31,495    *
Rudolph E. Rupert(4)................  56,626,599 60.2      9,437 56,617,162 60.0
D. Scott Macksey(1).................      10,233    *      2,359      7,874    *
Priscilla A. Newman(1)..............      13,302    *      3,067     10,235    *
Laura M. VanBuren(1)................       4,095    *        944      3,151    *
Blackstone CCC Capital Partners
 L.P.(5)............................  22,413,222 23.8  5,167,493 17,245,729 18.3
Blackstone CCC Offshore Capital
 Partners L.P.(5)...................   4,068,495  4.3    938,014  3,130,481  3.3
Blackstone Family Investment
 Partnership III L.P.(5)............   1,690,326  1.8    389,714  1,300,612  1.4
Signal/Centennial Partners, L.L.C...   1,279,179  1.4    294,922    984,257  1.0
Guayacan Private Equity Fund, L.P...     511,668    *    117,968    393,700    *
Michael J. Small(6).................     483,750    *     20,750    463,000    *
Peter W. Chehayl(7).................      93,750    *      5,187     88,563    *
Edward G. Owen(8)...................      99,930    *     10,375     89,555    *
                                      ----------      ---------- ----------
 TOTAL..............................                  20,000,000

--------
 *  Less than one percent.
(1) Each of these individuals or entities are employed by or affiliated with Welsh, Carson, Anderson & Stowe and its related affiliates. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VII, L.P. (5,833,053) and WCAS Information Partners, L.P. (204,669), limited partnerships affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. Up to an aggregate 2,587,356 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are members of the limited liability company that serves as its sole general partner, including Messrs. McInerney, de Nicola and Rupert, and individuals employed by its investment advisor. The address for each of these individuals or entities is 320 Park Avenue, Suite 2500, New York, New York 10022.
(2) Mr. McInerney is a director and chairman of the board of directors of Centennial. He has served as a general partner of various investment partnerships associated with Welsh, Carson Anderson & Stowe since 1986. Mr. McInerney owns of record 465,984 shares of Centennial common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. McInerney, own the remaining shares of Centennial common stock. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him. The address for Mr. McInerney is 320 Park Avenue, Suite 2500, New York, New York 10022.
(3) Mr. de Nicola is a director of Centennial. He has served as a general partner of various investment partnerships associated with Welsh, Carson, Anderson & Stowe since 1994. Mr. de Nicola owns of record 40,932 shares of Centennial common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. de Nicola, own the remaining shares of Centennial common stock. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him. The address for Mr. de Nicola is 320 Park Avenue, Suite 2500, New York, New York 10022.
(4) Mr. Rupert is a director of Centennial. He has served as a general partner of various investment partnerships associated with Welsh, Carson, Anderson & Stowe since 1999. Mr. Rupert owns of record 40,932 shares of Centennial common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. Rupert, own the remaining shares of Centennial common stock. Mr. Rupert disclaims beneficial ownership of such shares except to the extent owned of record by him. The address for Mr. Rupert is 320 Park Avenue, Suite 2500, New York, New York 10022.
(5) The Blackstone investors own an aggregate of 28,172,043 shares or approximately 29.9% of the outstanding capital stock of Centennial. Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of Blackstone Management Associates III L.L.C. ("BMA"), the sole general partner of Blackstone CCC Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. and the investment general partner of Blackstone CCC Offshore Capital Partners L.P., may be deemed to share, together with BMA, beneficial ownership of such shares. Each of Messrs. Peterson and Schwarzman and Mark T. Gallogly and Lawrence H. Guffey, who are directors of Centennial and members of BMA, disclaim beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.
(6) Consists of 111,669 shares owned directly and 372,081 shares which Mr. Small has the right to acquire pursuant to a stock option grant. Mr. Small is President, Chief Executive Officer and a director of Centennial. The address for Mr. Small is 1305 Campus Parkway, Neptune, NJ 07753.
(7) Consists of 44,169 shares owned directly and 49,581 shares which Mr. Chehayl has the right to acquire pursuant to a stock option grant. Mr. Chehayl is Senior Vice President, Treasurer and Chief Financial Officer of Centennial. The address for Mr. Chehayl is 1305 Campus Parkway, Neptune, NJ 07753.

(8) Consists of 69,099 shares owned directly and 30,831 shares which Mr. Owen has the right to acquire pursuant to a stock option grant. Mr. Owen is Vice President, Corporate Development of Centennial. The address for Mr. Owen is 1305 Campus Parkway, Neptune, NJ 07753.

                              PLAN OF DISTRIBUTION

   We may sell the debt securities, the preferred stock, the common stock and the warrants in any of three ways:

  . through underwriters;

  . through agents; or

  . directly to a limited number of institutional purchasers or to a single purchaser.

   The selling stockholders may only sell their common stock through underwriters.

   The prospectus supplement for each series of securities we or the selling stockholders sell will describe that offering, including:

  . the name or names of any underwriters;

  . the purchase price and the proceeds to us or the selling stockholders from that sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

   .any securities exchanges on which the securities may be listed.

Underwriters

   If underwriters are used in the sale, we and the selling stockholders, as applicable, will execute an underwriting agreement with those underwriters relating to the securities that we or the selling stockholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

   The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

   We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

   We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

   We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

   We and the selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

   Each series of securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Centennial's Annual Report on Form 10-K for the year ended May 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   Simpson Thacher & Bartlett, New York, New York, has issued an opinion regarding the legality of each of the securities. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

   The following is an itemization of all fees and expenses incurred or expected to be incurred by the registrants in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All but the Securities and Exchange Commission registration fee are estimates and remain subject to future contingencies.

   Securities and Exchange Commission registration fee................ $187,440
   Legal fees and expenses............................................  150,000
   Accounting fees and expenses.......................................   50,000
   Trustees' fees and expenses........................................   35,000
   Printing and engraving fees........................................  100,000
   Rating Agency Fees.................................................   50,000
   Blue Sky fees and expenses.........................................   10,000
   Miscellaneous expenses.............................................   67,560
                                                                       --------
     Total............................................................ $650,000
                                                                       ========

   In addition, Centennial previously paid a registration fee of $172,415 in connection with the filing of an aggregate principal amount of $400,000,000 of debt securities that remain eligible to be sold under the Prior Registration Statement and that are being carried forward to the prospectus included herein pursuant to Rule 429 under the Securities Act.

Item 15. Indemnification Of Directors And Officers

   The registrants are all Delaware corporations, except for Centennial Cellular Operating Co. LLC which is a Delaware limited liability company.
Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving, at the request of the registrant, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct, was unlawful. This statute describes in detail the right of the registrant to indemnify any such person. The limited liability company agreement of Centennial Cellular Operating Corp. LLC and the By-Laws of the other registrants provide generally for indemnification of all such directors, officers and agents and eliminate the liability of directors to the fullest extent permitted under the above-referenced Delaware statute.

Item 16. Exhibits

   The following exhibits are filed as part of this registration statement:

 Exhibit No.                             Description
 -----------                             -----------
   **1.1     Form of Underwriting Agreement.

             Amended and Restated Certificate of Incorporation of Centennial
  ***3.1     Communications Corp.

     3.2     Amended and Restated By-Laws of Centennial Communications Corp.
             (incorporated by reference to Exhibit 3.2 to Centennial
             Communications Corp.'s Current Report on Form 8-K filed on January
             22, 1999).


 Exhibit No.                             Description
 -----------                             -----------
   3.3       Certificate of Formation of Centennial Cellular Operating Co. LLC
             (incorporated by reference to Exhibit 3.3 to Centennial
             Communications Corp.'s Registration Statement on Form S-4 filed on
             March 5, 1999)

   3.4       Limited Liability Company Agreement of Centennial Cellular
             Operating Co. LLC (incorporated by reference to Exhibit 3.4 to
             Centennial Communications Corp.'s Registration Statement on Form
             S-4 filed on March 5, 1999)

  *3.5       Certificate of Incorporation of Centennial Caribbean Holding
             Corp., as amended.

  *3.6       By-Laws of Centennial Caribbean Holding Corp.

  *3.7       Certificate of Incorporation of Centennial Puerto Rico Holding
             Corp. I

  *3.8       By-Laws of Centennial Puerto Rico Holding Corp. I

  *3.9       Certificate of Incorporation of Centennial Puerto Rico Holding
             Corp. II

  *3.10      By-Laws of Centennial Puerto Rico Holding Corp. II

  *3.11      Certificate of Incorporation of Centennial Puerto Rico Operations
             Corp., as amended.

  *3.12      By-Laws of Centennial Puerto Rico Operations Corp.

   4.1       First Amended and Restated Stockholders Agreement dated as of
             January 20, 1999 among CCW Acquisition Corp. and the Purchasers named in Schedules I, II, III and IV thereto (incorporated by reference to Exhibit 99.3 to Centennial Communications Corp.'s
             Registration Statement on Form S-4 filed on July 6, 1999).

   4.2 First Amended and Restated Registration Rights Agreement dated as of January 20, 1999 among CCW Acquisition Corp. and the Purchasers named in Schedules I, II, III and IV thereto (incorporated by reference to Exhibit 99.4 to Centennial Communications Corp.'s
             Registration Statement on Form S-4 filed on July 6, 1999).

   4.3       Form of Senior Indenture between Centennial Communications Corp.
             and The Bank of New York, as successor trustee to Bank of Montreal
             Trust Company (incorporated by reference to Exhibit 4.1 to the Centennial Communications Corp.'s Registration Statement on Form
             S-3 (Reg. No. 33-61482)).

  *4.4       Form of Senior Subordinated Indenture between Centennial
             Communications Corp. and Norwest Bank Minnesota, National
             Association, as Trustee.

  *4.5       Form of Subordinated Indenture between Centennial Communications
             Corp. and Wilmington Trust Company, as Trustee.

   4.6       Indenture dated as of December 14, 1998 between Centennial
             Cellular Operating Co. LLC and Centennial Finance Corp. and
             Norwest Bank Minnesota as successor trustee to The Chase Manhattan
             Bank, relating to the 10- 3/4% Senior Subordinated Notes due 2008
             (incorporated by reference to Exhibit 4.4 to Centennial
             Communications Corp.'s Current Report on Form 8-K filed on January
             22, 1999).

   4.7       Assumption Agreement and Supplemental Indenture, dated as of
             January 7, 1999, to the Indenture dated as of December 14, 1998
             (incorporated by reference to Exhibit 4.5 to Centennial
             Communications Corp.'s Current Report on Form 8-K filed on January
             22, 1999).

   4.8 Form of 10 3/4% Senior Subordinated Note due 2008, Series B of the registrant (included in Exhibit 4.6).


 Exhibit No.                             Description
 -----------                             -----------
     *4.9    Supplemental Indenture dated as of February 29, 2000, by and among
             Centennial Puerto Rico Operations Corp., as Guarantor, an indirect subsidiary of Centennial Cellular Operating Co. LLC, a Delaware
             limited liability company, Centennial Communications Corp., formerly known as Centennial Cellular Corp., and Norwest Bank
             Minnesota, as successor to the trustee under the Indenture referred to in Exhibit 4.6.

     *4.10   Form of Senior Indenture between Centennial Puerto Rico Operations
             Corp. as Issuer, Centennial Communications Corp., Centennial
             Caribbean Holding Corp., Centennial Cellular Operating Co. LLC,
             Centennial Puerto Rico Holding Corp. I and Centennial Puerto Rico
             Holding Corp. II, as Guarantors and The Bank of New York, as
             Trustee.

     *4.11   Form of Senior Subordinated Indenture between Centennial Puerto
             Rico Operations Corp. as Issuer, Centennial Communications Corp.,
             Centennial Caribbean Holding Corp., Centennial Cellular Operating
             Co. LLC, Centennial Puerto Rico Holding Corp. I and Centennial
             Puerto Rico Holding Corp. II, as Guarantors and Norwest Bank
             Minnesota, National Association, as Trustee.

     *4.12   Form of Subordinated Indenture between Centennial Puerto Rico
             Operations Corp. as Issuer, Centennial Communications Corp.,
             Centennial Caribbean Holding Corp., Centennial Cellular Operating
             Co. LLC, Centennial Puerto Rico Holding Corp. I and Centennial
             Puerto Rico Holding Corp. II, as Guarantors and Wilmington Trust
             Company, as Trustee.

   ***5 Opinion of Simpson Thacher & Bartlett as to the legality of the securities being registered hereby

    *12      Computation of ratio of earnings to fixed charges

     23.1 Consent of Simpson Thacher & Bartlett (contained in their opinion filed as Exhibit 5)

  ***23.2    Consent of Deloitte & Touche LLP

     24 Powers of Attorney (included on signature pages to initial registration statement)

    *25.1    Statement of Eligibility of The Bank of New York, as successor
             Centennial senior trustee, on Form T-1

    *25.2    Statement of Eligibility of Norwest Bank of Minnesota, N.A., as
             Centennial senior subordinated trustee, on Form T-1.

    *25.3    Statement of Eligibility of Wilmington Trust Company, as
             Centennial subordinated trustee, on Form T-1.

    *25.4    Statement of Eligibility of The Bank of New York as Centennial
             Puerto Rico senior trustee, on Form T-1.

    *25.5    Statement of Eligibility of Norwest Bank Minnesota, National
             Association as Centennial Puerto Rico senior subordinated trustee, on Form T-1.

    *25.6    Statement of Eligibility of Wilmington Trust Company as Centennial
             Puerto Rico subordinated trustee, on Form T-1.

--------
*  Previously filed.
** To be filed by a Current Report on Form 8-K and incorporated herein by reference.

*** Filed herewith.

   In addition, the registrants hereby agree to furnish to the Commission, upon request, copies of certain debt instruments defining the rights of holders of long-term debt of the kind described in, and pursuant to, Item 601(b)(4)(iii) of Regulation S-K of the Commission.

Item 17. Undertakings

   (a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section (d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neptune, State of New Jersey, on July 6, 2000.

                                          Centennial Communications Corp.

                                                   /s/ Michael J. Small
                                          By: _________________________________
                                                 Name: Michael J. Small
                                                 Title: President and Chief
                                                 Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive    July 6, 2000
______________________________________  Officer and Director
           Michael J. Small             (Principal Executive
                                        Officer)

                  *                    Senior Vice President,        July 6, 2000
______________________________________  Treasurer and Chief
           Peter W. Chehayl             Financial Officer
                                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

                  *                    Chairman                      July 6, 2000
______________________________________
         Thomas E. McInerney

                  *                    Director                      July 6, 2000
______________________________________
         Anthony J. de Nicola

                  *                    Director                      July 6, 2000
______________________________________
           Mark T. Gallogly

                  *                    Director                      July 6, 2000
______________________________________
          Lawrence H. Guffey

                                       Director                      July 6, 2000
______________________________________
          Rudolph E. Rupert

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                      July 6, 2000
______________________________________
       J. Stephen Vanderwoulde

                  *                    Director                      July 6, 2000
______________________________________
           John M. Scanlon

*By:      /s/ Tony L. Wolk
---------------------------------
            Tony L. Wolk
          Attorney-In-Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neptune, State of New Jersey, on July 6, 2000.

                                          Centennial Cellular Operating Co.
                                           LLC

                                                  /s/ Michael J. Small
                                          By: _________________________________
                                                 Name: Michael J. Small
                                                 Title: President and Chief
                                                 Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive    July 6, 2000
______________________________________  Officer and Director
           Michael J. Small             (Principal Executive
                                        Officer)

                  *                    Chairman                      July 6, 2000
______________________________________
         Thomas E. McInerney

                  *                    Chief Financial Officer       July 6, 2000
______________________________________  and Director (Principal
           Peter W. Chehayl             Financial Officer and
                                        Principal Accounting
                                        Officer)

        /s/ Tony L. Wolk
By: _____________________________

        Tony L. Wolk

      Attorney-In-Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neptune, State of New Jersey, on July 6, 2000.

                                          Centennial Caribbean Holding Corp.

                                                   /s/ Carlos Bofill
                                          By: _________________________________
                                                 Name: Carlos Bofill
                                                 Title: Chief Executive
                                                 Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chief Executive Officer       July 6, 2000
______________________________________  and Director (Principal
            Carlos Bofill               Executive Officer)

                  *                    Chief Financial Officer       July 6, 2000
______________________________________  (Principal Financial
           Peter W. Chehayl             Officer and Principal
                                        Accounting Officer)

                  *                    Chairman                      July 6, 2000
______________________________________
         Thomas E. McInerney

                  *                    Director                      July 6, 2000
______________________________________
           Michael J. Small

        /s/ Tony L. Wolk
* By: ___________________________
          Tony L. Wolk
        Attorney-in-Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neptune, State of New Jersey, on July 6, 2000.

                                          Centennial Puerto Rico Holding Corp.
                                          I

                                                   /s/ Carlos Bofill
                                          By: _________________________________
                                                  Name: Carlos Bofill
                                                  Title:President

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President and Director        July 6, 2000
______________________________________  (Principal Executive
            Carlos Bofill               Officer)

                  *                    Chief Financial Officer       July 6, 2000
______________________________________  (Principal Financial
           Peter W. Chehayl             Officer and Principal
                                        Accounting Officer)

                  *                    Chairman                      July 6, 2000
______________________________________
         Thomas E. McInerney

                  *                    Director                      July 6, 2000
______________________________________
           Michael J. Small

*By:    /s/ Tony L. Wolk
---------------------------------
          Tony L. Wolk
        Attorney-In-Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neptune, State of New Jersey, on July 6, 2000.

                                          Centennial Puerto Rico Holding Corp.
                                           II

                                                    /s/ Carlos Bofill
                                          By: _________________________________
                                                  Name: Carlos Bofill
                                                  Title:President

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President and Director        July 6, 2000
______________________________________  (Principal Executive
            Carlos Bofill               Officer)

                  *                    Chief Financial Officer       July 6, 2000
______________________________________  (Principal Financial
           Peter W. Chehayl             Officer and Principal
                                        Accounting Officer)

                  *                    Chairman                      July 6, 2000
______________________________________
         Thomas E. McInerney

                  *                    Director                      July 6, 2000
______________________________________
           Michael J. Small

       /s/ Tony L. Wolk
* By: ___________________________
  Tony L. Wolk Attorney-In-Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Neptune, State of New Jersey, on July 6, 2000.

                                          Centennial Puerto Rico Operations
                                           Corp.

                                                    /s/ Carlos Bofill
                                          By: _________________________________
                                                  Name: Carlos Bofill
                                                  Title:President

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President and Director        July 6, 2000
______________________________________  (Principal Executive
            Carlos Bofill               Officer)

                  *                    Chief Financial Officer       July 6, 2000
______________________________________  (Principal Financial
           Peter W. Chehayl             Officer and Principal
                                        Accounting Officer)

                  *                    Chairman                      July 6, 2000
______________________________________
         Thomas E. McInerney

                  *                    Director                      July 6, 2000
______________________________________
           Michael J. Small

       /s/ Tony L. Wolk
* By: ___________________________
  Tony L. Wolk Attorney-In-Fact